CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 23, 2022 relating to the financial statement of BlackRock 2037 Municipal Target Term Trust (the “Trust”), which appears in the Statement of Additional Information in the earlier pre-effective amendment to the registration statement of the Trust on Form N-2 (File No. 333-250205), which in turn is incorporated in this registration statement on Form N-2 by reference. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which also appears in the earlier pre-effective amendment to the registration statement of the Trust.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 26, 2022